LICENSE AGREEMENT 35977

This license agreement (the "**Agreement**"), is effective upon the date when executed by both parties, by and between Marvel Characters B.V., with an office at 1600 Rosecrans Avenue, Manhattan Beach, CA 90266 ("**Marvel**"), on the one hand and the party identified below ("**Licensee**") on the other.

1. BASIC INFORMATION AND TERMS

(a) Licensee:		Numbered Section
Sponge Tech Delivery Systems, Inc. 10 West 33rd Street #518 New York, NY 10001	Attention: Mr. Kolevzon Tel: 212-695-7850 x205 Fax: 212-695-9342 Email: barry@spongetech.com	
(b) Characters:	***"Marvel Classic Style Guides"***: limited to the following: **Spider-Man Classic Style Guide**: Marvel artwork taken only and exclusively from the dedicated *Spider-Man Style Guide*, as in effect from time to time during the Term of the Agreement. **Marvel Super Hero Squad Classic Style Guide**: Classic Marvel artwork taken only and exclusively from the dedicated *Marvel Super Hero Squad Style Guide*, as in effect from time to time during the Term of the Agreement. All characters featured within the *Marvel Super Hero Squad Style Guide* program may be used separately or co-mingled with other characters. Notwithstanding the foregoing, Spider-Man shall feature a minimum of two (2) other characters in equal prominence from separate and different families (e.g. Spider-Man and Green Goblin are from the same family, but Spider-Man and the Hulk are not).	2
(c) Licensed Articles:	1) **Sponges**: In all shapes and sizes. Sponges may be infused with cleansing additives such as soap, fragrances or sunscreen. Other additives may be added on a case-by-case basis subject to Marvel's written approval, which approval shall not be unreasonably withheld.	3(a)
(d) Territory/Channels of Distribution:		3(b)
(i) Territory:	United States, its territories and possessions and Canada	
(ii) Channels of Distribution:	1. Television Home Shopping 2. Internet: may only be sold or shipped within the territory specified in Section 1(d)(i) 3. Direct To Consumer 4. Amusement 5. Upstairs Department Stores 6. Specialty Shops	

	7. Toy Stores 8. Warehouse Clubs 9. Supermarket/Grocery Stores 10. Mid-Tier Department Stores 11. Mass Retailers/National Discount 12. Gift Retailers 13. Drug Stores 14. Dollar Stores/Single Price Retailers 15. Direct Response/Direct Mail Catalogs 16. Convenience stores 17. Airport Stores 18. Hospitals 19. Party Specialty 20. Craft Stores	
(iii) Language(s):	All	
(e) Term: Commencement Date: Expiration Date:	 Upon the date of execution by both parties December 31, 2011, subject to Section 13(d)	3(c)
(f) Exclusive/Non-Exclusive:	Non-Exclusive	3(a)
(g) Royalty Rate: (i) Percentage:	 Twelve percent (12%) of Net Sales of sales directly to consumers; Twelve percent (12%) of Net Sales in all other instances. Four percent (4%) shall be added to the Royalty Rates if the Licensed Articles are sold F.O.B., except four percent (4%) shall be added to the Royalty Rates if the Licensed Articles are sold F.O.B. to any third party distributors.	5(a)
(ii) Per Article Royalty:	N/A	
(h) Minimum Royalty Guarantee:	Eighty Thousand Dollars ($80,000).	5(b)
Advance:	Twenty Eight Thousand Dollars ($28,000) payable upon the signing of this Agreement by Licensee.	
Balance:	Twenty Six Thousand Dollars ($26,000) payable on or before July 1, 2010; Twenty Six Thousand Dollars ($26,000) payable on or before January 1, 2011.	

	Territory Minimum Royalty Guarantee Allocation: United States, its territories and possessions ("United States"): Seventy Two Thousand Dollars ($72,000). Canada: Eight Thousand Dollars ($8,000). Licensee shall not be permitted to credit any Territory Minimum Guarantee Allocation against any other Territory Minimum Guarantee Allocation. For example, if the Territory Minimum Guarantee Allocation is $72,000 for the United States and Licensee earns $73,000 in royalties from sales in the United States, the $1,000 *excess* cannot be applied to the Territory Minimum Guarantee Allocation for Canada.	

(i) Advertising & Promotion Commitment/ Common Marketing, Brand Integrity, and Participation Fund ("CMBIPF"): (A) Advertising/Promotion Commitment: Licensee shall purchase one (1) banner advertisement for a maximum of one million (1,000,000) impressions on Marvel's website located at www.marvel.com for the period of thirty days (30) at the rate of Ten Thousand Dollars ($10,000) due and payable on or before January 1, 2011. For the avoidance of doubt, the banner advertisement shall not include rich media (as such term is commonly understood in the internet advertising industry) of any kind. (B) CMBIPF: Sixteen Thousand Dollars ($16,000) payable upon the signing of this Agreement by Licensee. If Licensee is in overages (defined as Licensee generating royalties in excess of the Minimum Royalty Guarantee), then Licensee shall contribute two percent (2%) of Net Sales (calculated and paid to Marvel quarterly) to the CMBIPF.		13(c)
(j) Mandatory Artwork Fee: Two Thousand Dollars ($2,000) payable upon the signing of this Agreement by Licensee.		11(a)
(k) Insurance: Combined Single Limit of $3,000,000 per occurrence.		10(e)
(l) Product Development/Submission Date:	November 1, 2009	8(b)
(m) Trade Introduction Date:	December 1, 2009	15(d)
(n) Consumer Introduction Marketing Date:	January 1, 2010	15(e)
(o) Post-Expiration Disposal Period:	60 Days	16(f)
(p) Spider-Man Classic Characters Black Out Period:	Identified in Section 13(d)	13(d)

2. RECITALS

(a) Marvel is a wholly owned subsidiary of Marvel Entertainment, Inc. (formerly known as Marvel Enterprises, Inc.), a Delaware corporation.

(b) Marvel has rights in and to the names, nicknames, abbreviated names, depictions, likenesses, poses, costumes, emblems, powers, characteristic concepts, themes, settings, pictorial and written graphics and other characteristic elements and contexts of the Characters identified in Section 1(b) hereof (excluding those utilized in motion pictures, television films and home-video versions of any thereof, unless otherwise specifically included herein) and any copyrights, trademarks, service marks and other intellectual, literary, artistic, design, moral, industrial or commercial property rights and goodwill in connection with the Characters, incidents, language, artwork, symbols, designs, depictions, likenesses, formats, poses, concepts, themes and graphic, photographic and other visual representations of, relating to and associated with the Characters identified in Section 1(b) hereof (which names, characters, etc. and/or each of the individual components thereof shall hereinafter be referred to as the "**Property**"), said Property being known and recognized by the general public and associated in the public mind with Marvel.

(c) Licensee desires to utilize the Property in the manner hereinafter described.

3. GRANT OF LICENSE

(a) Licensed Articles. Upon the terms and conditions and with the limitations and exceptions hereinafter set forth, Marvel hereby grants to Licensee and Licensee hereby accepts the non-exclusive license right to utilize the Property but solely upon and in connection with the manufacture, promotion, sale, and distribution of the articles, products and/or services identified in Section 1(c) ("**Licensed Articles**") and in the Channels of Distribution identified in Section 1(d) (ii) ("**Channels of Distribution**") and Languages identified in 1(d)(iii) ("**Languages**").

(b) Territory/Channels of Distribution/Languages. The license hereby granted extends only to the Territory identified in Section 1(d) (i) and within the Channels of Distribution identified in Section 1(d)(ii) and the Language(s) identified in 1(d) (iii). Licensee expressly acknowledges and agrees that it is not licensed or authorized to use the Property, directly or indirectly, in any other area or Channel of Distribution, or Language, and that it is not licensed to and will not knowingly sell the Licensed Articles to persons who intend or are likely to resell them in any other area or Channel of Distribution, to the extent this provision is permitted by the applicable law at the time of such use, license or sale. Licensee shall stamp on all invoices, and shall require any affiliated distributor to stamp on its invoices, a prominent legend that states that the Articles are allowed to be sold only within the Territory. In the event that Licensee sells or exploits the Licensed Articles outside either the Territory or Channels of Distribution in violation of this Section 3(b), notwithstanding Sections 1(g) and 5(a), the payment due Marvel on such sales shall be the Net Sales and shall in no event apply against the Minimum Royalty Guarantee. Licensee acknowledges that (1) Marvel is damaged by its sale or exploitation of the Licensed Articles outside of the Territory and/or Channels of Distribution ("Unauthorized Exploitation"); (2) such Unauthorized Exploitation is likely to hinder Marvel from exploiting its intellectual property through another licensee in that Territory, or in those Channels of Distribution, or may reduce the value of such a license, other licenses Marvel has granted, or the value of Marvel's intellectual property, and (3) merely paying the royalty rate for an Unauthorized Exploitation is insufficient to compensate Marvel for its actual and consequential damages. As a result, Licensee shall pay Marvel Net Sales (See Paragraph 5(a)(ii)) for any Unauthorized Exploitation which shall in no event apply against the Minimum Royalty Guarantee.

(c) Term. The license hereby granted shall commence upon the date of execution by both parties ("**Commencement Date**") and terminate automatically on the Expiration Date (the "**Term**") set forth in Section 1(e) or the expiration of any renewal as provided herein, unless sooner terminated in accordance with the provisions hereof. In the event Licensee commences any activities in connection

with the Property prior to the Commencement Date, all provisions of this Agreement for the benefit and protection of Marvel shall apply in full to such activities.

(d) Scope of License. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall be construed to prevent Marvel from granting any other licenses for the use of the Property, in connection with the Licensed Articles, for the Territory or Channels of Distribution to which this Agreement extends, during the Term of this Agreement or from utilizing directly or through one or more subsidiaries and affiliates the Property in any manner whatsoever. Licensee hereby acknowledges that the aforesaid licenses or uses do not conflict with or derogate from any rights being granted to Licensee hereunder.

4. RESERVATION OF RIGHTS

(a) Marvel hereby reserves all rights not herein specifically granted to Licensee, including but not limited to all rights with respect to the Licensed Articles for any and all Channels of Distribution and/or delivery, including but not limited to premiums or giveaways, direct mail, electronic sales (whether made through the Internet, a commercial online service or otherwise), and vending machines and for sale at commercial venues presenting a live stage show based upon the Property such as an arena show or a touring mall show. As between the parties, such reserved rights are the sole and exclusive property of, and may be used or exercised solely by, Marvel. Any use or license by Marvel of such reserved rights, in any manner whatsoever, shall not be deemed unfair competition with, interference with, breach of or infringement of any of Licensee's rights hereunder. It is also understood that Marvel is not required to itself continue the production of the Property or any part thereof. The scope of Licensee's rights will not be considered as expanded in any respect, by implication, operation of law or any other means except by a writing in accordance with Section 19(h). All reproduction and use of the Property will accrue solely to the benefit of Marvel. All rights and interests in any derivations, adaptations, compilations, translations, titles and other versions of the Property are the exclusive property of Marvel, regardless of who created, produced or paid for such materials.

(b) Television, etc. Except only for the visual reproduction or presentation of the actual Licensed Articles licensed hereunder or of the actual packaging or as may be expressly provided in this Agreement, Licensee shall not use the Property or the Licensed Articles identified with the Property in connection with any manner of television, radio, motion picture, filmstrip, webcast, internet broadcast, sound and/or visual recording or transmission device or media, or anything similar to the foregoing now known or hereafter developed without Marvel's prior written approval. The name and/or likeness of any performer portraying any character included within the Property on radio, television, or in any other media or form shall not be deemed to be included in the Property, and the use thereof is not licensed.

5. ROYALTIES, PAYMENTS, REPORTS AND RECORDS

(a) Royalties. Licensee agrees to pay Marvel royalties at the Royalty Rate identified in Section 1(g), determined as follows:

(i) Royalties shall be calculated by (i) applying the Royalty Rate identified in Section 1(g)(i) to Licensee's Net Sales (defined below); or, if applicable (ii) multiplying the Minimum Per Article Royalty identified in Section 1(g)(ii) by the number of units sold by Licensee, its agents, affiliates, associates, subsidiaries, distributors, or other related persons or companies (**"Related Entities"**) from the sale or other exploitation of the Licensed Articles or from any use of the Property permitted hereunder, whichever yields the greater royalty payment.

(ii) Net Sales shall mean (x) with respect to sales directly to consumers, the number of units of Licensed Articles sold directly to consumers multiplied by the highest actual retail sales price and (y) with respect to all other sales, the number of all other units sold multiplied by the highest gross invoice price of each Licensed Article, whichever is greater. The highest price upon which the Royalty Rate is applied is referred to herein as the "**Established Price**". The applicable Royalty Rate shall be applied to all sales by Licensee, or its Related Entities from the sale or other exploitation of the Licensed Articles or from any use of the Property permitted hereunder. No set-offs or deductions of any kind may be taken in the determination of Net Sales or the royalties due Marvel hereunder except only that:

(A) in the determination of Net Sales to all customers, other than Net Sales directly to consumers, Licensee may deduct standard trade discounts actually given and actual returns for damaged goods; provided that the total deduction for trade discounts and actual returns for damaged goods may not exceed seven percent (7%) of Licensee's total gross sales of the Licensed Articles to all customers, other than sales to consumers.

(B) in the determination of Net Sales directly to consumers, Licensee may deduct sales taxes, separately itemized shipping actually paid by consumers and returns.

(iii) In the event that any sale or other exploitation of the Licensed Articles hereunder is made at a price lower than Licensee's Established Price for such items, the royalty on any such sale or exploitation shall be calculated as the highest Established Price, regardless of whether or not Marvel has consented to such reduced price pursuant to Section 13 hereof. Royalties as specified herein shall become due on the last day of each Quarterly Calendar Period, for all Net Sales accruing in that Calendar Period and shall be paid not later than ten (10) days following the end of the Calendar Period, accompanied by the Royalty Report required herein. Net Sales shall be deemed accrued for all purposes hereunder no later than ten (10) days after the invoice to which they relate is issued or the goods to which they relate are shipped, whichever is first to occur.

(b) Advance and Minimum Royalty Guarantee. Licensee agrees to pay Marvel the Minimum Royalty Guarantee specified in Section 1(h) as a minimum guarantee against royalties to be paid Marvel during the Term of this Agreement. As the first installment of the Minimum Royalty Guarantee, upon the signing hereof, Licensee shall pay Marvel the Advance specified in Section 1(h). Any unpaid balance of said Minimum Royalty Guarantee shall be paid to Marvel as provided in Section 1(h). No part of the Advance or Minimum Royalty Guarantee shall in any event be repayable or refundable to Licensee.

(c) Currency, Wire Payment and Taxes. All payments to Marvel shall be made in United States Dollars, shall be computed at the exchange rate existing at noon on the last business day preceding the day payment is due to be made hereunder. All payments to Marvel shall be made via wire transfer to Bank: HSBC Bank USA, Beverly Hills, CA 90210, Branch: HSBC Bank USA, 445 N. Bedford Drive, Beverly Hills, Ca 90210, Account Name: Marvel Characters B.V., Account # 178-786527, ABA# 122240861, IF WIRE IS TO BE MADE VIA SWIFT OR CHIPS WIRE SERVICES: Swift Code #: HSBCUS33. Reference: 35977. Additionally, License shall add Twenty-One US Dollars ($21) to each wire payment so as to cover wire transaction costs. If payment is late, Marvel has the option to require that payment be made at the exchange rate existing on the day preceding payment. All taxes, levies, charges or duties imposed on license rights, artwork or similar material, or payments, shall be paid by Licensee and no deductions for such taxes, levies, charges or duties shall be made from amounts owed Marvel hereunder, it being the intent hereof that all royalties payable to Marvel be free and clear of any taxes, levies, charges or duties of any kind whatsoever.

(d) Royalty Reports. For each Calendar Period specified in Section 5(a)(iii), commencing with the end of the Calendar Period following the Commencement Date of this Agreement and continuing until a final certification of wind-up is delivered, Licensee shall furnish Marvel with a detailed Royalty Report certified to be accurate by an authorized officer of Licensee, showing all information called for by the statement form annexed hereto as Exhibit A (or updated versions provided by Marvel from time-to-time) for each Licensed Article. In addition, each Royalty Report shall include an addendum supplied by Licensee (unless Marvel sends Licensee a form for this purpose, at which time Licensee shall use Marvel's form) (i) forecasting and projecting anticipated royalties for the next four (4) Quarterly Calendar Periods; (ii) identifying sales in the Royalty Reports on a retailer-by-retailer basis; (iii) on an annual basis (from the first Royalty Report with any sales), Licensee shall provide forecasts and projections for the upcoming year (or remainder of Term, if applicable); (iv) a price list of Licensed Articles (pallet count, packs per box, weight, etc.). Each such Royalty Report shall be furnished to Marvel on an electronic form provided by Marvel and submitted via email to Marvel at royaltyreports@marvel.com (or any other email address provided by Marvel) within ten (10) days after the end of the Calendar Period for which such Royalty Report is made, and shall be accompanied by payment to Marvel of any and all monies due Marvel and by Licensee's most current standard price (setting forth Licensee's wholesale and suggested retail prices) for the Licensed Articles. Such Royalty Report shall be furnished to Marvel whether or not there are any Net Sales during the preceding Calendar Period, and whether or not any monies are then due Marvel. The failure or refusal of Licensee to timely furnish any such Royalty Report or payment shall be deemed a substantial and material breach of this Agreement and shall entitle Marvel to terminate this Agreement as set forth in Section 15(a) hereof. The receipt or acceptance by Marvel of any of the Royalty Reports furnished pursuant to this Agreement or of any payments made hereunder (or the receipt of any wires paid hereunder) shall not preclude Marvel from questioning its accuracy at any time, and in the event that any inconsistencies or mistakes are discovered in such Royalty Reports or payments, they shall immediately be rectified and the appropriate payment made by Licensee, together with interest on any overdue payments at the rate specified in Section 17(c) hereof.

(e) Records. Licensee shall maintain at its expense, detailed, accurate, full and complete records and books of account covering all transactions by it relating to this Agreement at Licensee's address identified in Section 1(a), and Marvel and its duly authorized representatives shall have the right, at least twice during each calendar year during normal business hours, and no later than fifteen (15) days from written notice, to examine and/or audit such records and books of account and all other documents and materials in the possession or under the control of Licensee relating or pertaining to the subject matter or provisions of this Agreement and to make copies and/or extracts therefrom. In the event that Marvel's duly authorized representatives shall discover a deficiency for any accounting period of three percent (3%) or more by any such examination and/or audit, Licensee shall pay to Marvel the cost of such examination and/or audit or a $1500 per diem as an Examination Audit Fee whichever is higher. Upon Marvel's demand, Licensee shall at its own expense furnish Marvel with a detailed report by an independent certified public accountant on the accuracy and preparation of the aforesaid Royalty Reports. Licensee shall keep all such books of account and records available to Marvel for at least five (5) years after the termination or expiration of this Agreement. If Licensee fails to keep and/or disclose such records, Marvel shall have the right to estimate, and demand payment for, such additional royalty as may be indicated owing by such trade information as may be available. If Marvel's duly authorized representatives shall discover a deficiency for any accounting period of seven percent (7%) or more of the royalties paid to Marvel for such audit period, then in addition to the above, Marvel may, at its sole option, immediately terminate the Agreement upon notice to Licensee, even if Licensee tenders the deficiency and associated costs and expenses to Marvel.

6. MARVEL'S TITLE AND GOODWILL

(a) General. Licensee acknowledges (i) that Marvel is the owner of all right, title and interest in and to the Property, (ii) the great value of the goodwill associated with the Property, and that the Property has acquired secondary meaning in the mind of the public and (iii) that the trademarks and copyrights included in the Property, and the registrations are valid and subsisting. Licensee further agrees that it shall not during the Term of this Agreement or at any time thereafter dispute or contest directly or indirectly, or do or cause to be done any act which in any way contests, impairs or tends to impair Marvel's exclusive rights and title to the Property, as well as any properties owned by Marvel which are not licensed hereunder, or the validity thereof or the validity of this Agreement, and shall not assist others in so doing.

(b) Representations of Ownership, etc. Licensee shall not in any manner represent that it has any ownership in the Property, or in any properties owned by Marvel which are not licensed hereunder, or in any trademarks or copyrights included in the Property (or registrations), but may, only during the Term of this Agreement, and only if Licensee has complied with all laws and registration requirements within the Territory for so doing, represent that it is a "licensee" or "official licensee" hereunder. Licensee shall not register or attempt to register any copyright or trademark in the Property, or in any properties owned by Marvel which are not licensed hereunder, in its own name or that of any third party, nor shall it assist any third party in doing so.

(c) Use for Benefit of Marvel. Licensee agrees that any and all uses and sales by Licensee of the Property under this Agreement shall inure to the benefit of Marvel and that neither such uses or sales nor anything contained in this Agreement shall give or assign Licensee or any other person or entity any right, title or interest in the Property, or in any properties owned by Marvel which are not licensed hereunder, except the right to use the Property specifically in accordance with the provisions of this Agreement.

7. PROTECTION OF RIGHTS-INCLUDING COPYRIGHTS AND TRADEMARKS

(a) General. Licensee shall cooperate fully and in good faith with Marvel for the purpose of Marvel's securing and preserving Marvel's (or any grantor of Marvel's) rights in and to the Property. Upon creation of Licensed Articles embodying the Property, Licensee shall be deemed to have automatically assigned to Marvel all copyrights in the Property (and all adaptations, compilations, modifications, translations and versions thereof) embodied in the Licensed Articles. In addition, Licensee shall execute any instruments requested by Marvel to accomplish or confirm the foregoing and hereby irrevocably appoints Marvel as its attorney-in-fact to execute such instruments if Licensee does not do so. Any such assignment shall be without consideration other than the mutual covenants and considerations of this Agreement. In order to further secure to Marvel the rights granted under Section 16(g) hereof, Licensee agrees not to grant to any third party a security interest in, or otherwise encumber, either (i) the Licensed Articles (as inventory or otherwise) or (ii) the accounts arising out of the sale of the Licensed Articles.

(b) Trademarks. Licensee acknowledges and agrees that the names, characters, symbols, designs, likenesses, and visual representations, among other things, comprising the Property are owned by Marvel, and that Licensee shall cause to appear on everything which uses, bears or displays the Property or any part thereof, including all Licensed Articles, tags, labels and the advertising, promotional, packaging and display material, a notice proclaiming and identifying the relevant portions of the Property appearing therein as properties of Marvel, as, for example, by labeling each name and character likeness with this Trademark and Copyright notice: Name(s) of character(s)] and the distinctive likeness(es) thereof are Trademarks of Marvel Characters, Inc. and are used with permission. Copyright

© [year of first publication of Marvel material by Licensee, in Arabic numerals] Marvel Characters, Inc. All Rights Reserved. www.marvel.com, or otherwise as Marvel may deem appropriate.

(c) Notice of Supervision. Every Licensed Article and all advertising, promotional, packaging and display material shall also bear this notice of supervision: This [Description of Licensed Article] is produced under license from Marvel Characters B.V. (or an equivalent if given prior written approval by Marvel) in order to notify the public that Marvel's standards are maintained.

(d) Reference to Source. It is agreed that all trademarks and other references used by Licensee in connection with the Licensed Articles which might suggest that they are indicias of source, shall, with all of the goodwill relating thereto, inure to the benefit of and be the sole property of Marvel, except only that Licensee may use a house mark upon the Licensed Articles without being deemed to have assigned it to Marvel, provided it fairly appears only as Licensee's house mark.

(e) Confusing Use. Licensee shall not use, and shall use its best efforts to keep others with whom Licensee does business from using, the Property in any manner likely to cause confusion or doubt in the mind of the public as to the ownership and control thereof or in any manner that does not make clear that the Property is owned and controlled exclusively by Marvel. In addition, Licensee shall not use or co-mingle with the Property, and shall use its best efforts to keep others from using or co-mingling with the Property, any other trademarks, characters or properties, whether owned by Licensee or another, so as to suggest that such other trademarks, etc. may have been created or may be owned, controlled, licensed or approved by Marvel or that they are in any way related to the Property or Marvel.

(f) Registration. Licensee agrees to fully cooperate with and assist Marvel, at Marvel's expense, in the prosecution of any copyright, trademark or service mark applications concerning the Property that Marvel may desire to file, and for that purpose, Licensee shall, upon request, supply to Marvel enough samples of the Licensed Articles or other material as may be required in connection with any such application. Furthermore, Licensee shall execute any instrument Marvel shall reasonably deem necessary or desirable to record or cancel Licensee as a registered user of the trademarks of Marvel included in the Property, it being understood and agreed that Licensee's right to use the Property and the trademarks included therein in any country for which the filing of a registered user application is required, or is requested by Marvel, shall commence only upon the filing of such registered user application, but shall continue only so long as this Agreement remains in effect.

(g) Customer Complaints. Licensee shall, in connection with its duty to use the Property so as to promote the continuing goodwill thereof, give immediate attention and take necessary action to satisfy all legitimate customer complaints brought against Licensee in connection with the Licensed Articles or other materials using the Property. Licensee shall give Marvel immediate notice of all complaints that might affect the good standing of the Property or the reputation of Marvel and also of all complaints that might result in legal action between Marvel and any third party, and cooperate with Marvel upon request to achieve as good a reputation and press for the Property as possible.

(h) Copyright Notice. It is a condition of this Agreement that prior to public distribution, Licensee shall cause to appear the copyright notice specified in Section 7(b) on all Licensed Articles, tags, labels and the advertising, promotional, packaging and display materials, or otherwise as Marvel may instruct in writing or approve upon request, which shall be provided to Licensee within 10 days of request.

(i) Secure Copyrights, etc. Marvel may secure, in its name (or the name of another, including Licensee, if desired by Marvel), to the fullest extent possible, the copyrights in the Property and the

registrations, renewals and extensions thereof, embodied in the Licensed Articles, including all adaptations, translations, modifications and versions of the Property. It is also a condition of this Agreement that all Licensed Articles and other materials produced under this Agreement shall be produced as works made for hire for Marvel within the meaning of Section 101 of the United States Copyright Act by virtue of either being prepared by an employee within the scope of his or her employment or of being specially commissioned pursuant to a written agreement, for use as a contribution to a collective work or a compilation. Licensee shall provide to Marvel a copy of any agreement(s) entered into with any person or entity whereby such person or entity was specially commissioned to contribute their services to the creation of the Licensed Articles.

(j) Claims by Licensee. Licensee shall not commence any court or administrative action against Marvel or against any other licensee of Marvel under the Property without giving Marvel thirty (30) days prior written notice and an opportunity by Marvel and/or such licensee to cure or correct the matter giving rise to the proposed action during said thirty (30) day period.

(k) Licensee shall comply with and adhere to any Marvel identification system, Marvel custom coding program or such other promotional, coupon, cross-promotional, shipment tracking, identification, and/or anti-counterfeiting systems, tags and labels that Marvel may establish from time to time, which may include the obligation, at Licensee's sole cost and expense, to use unique product coding (e.g., unique codes similar to randomly generated codes on hangtags of Webkinz products for use on webkinz.com, scratch off SMS codes, etc.), product authentication hang tags, or stickers which must at all times comply with specific criteria determined by Marvel or, at Licensee's sole cost and expense, to purchase such unique codes, hang tags or stickers from a third party designated by Marvel from time to time, and to affix such codes, hang tags or stickers on each Licensed Article before sale or distribution. Licensee shall at all times conduct all aspects of its business in compliance with all unique coding, shipment tracking, identification and anti-counterfeiting systems, tags and labeling requirements that Marvel may establish from time to time. Licensee shall use commercially reasonable efforts to ensure that all retailers and authorized distributors purchasing Articles comply with Marvel's coding programs, anti-counterfeiting systems, tags and labeling requirements established from time to time.

8. QUALITY OF MERCHANDISE AND SERVICES; LICENSEE NAME ON LICENSED ARTICLES

(a) Quality of Merchandise. Licensee agrees that

(i) the Licensed Articles shall be of a high standard and of such style, appearance and quality as shall, in the judgment of Marvel, be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of the Property and the goodwill pertaining thereto;

(ii) the Licensed Articles shall be produced, maintained, manufactured, packaged, sold, distributed, advertised and serviced in accordance with all applicable laws;

(iii) the policy of sale, distribution, and/or exploitation by Licensee shall be of equivalent high standard and style; and that the same shall in no manner reflect adversely upon the Property or Marvel; and

(iv) all rights granted in this Agreement shall be exploited and exercised so as not to `interfere with, detract from, or alter the concepts used by Marvel or known to the public and that Licensee shall use its best efforts to preserve the concepts therein.

(b) Approval of Merchandise. Licensee specifically covenants and agrees to keep Marvel informed of its plans for use of the Property, Licensee shall pay reasonable expenses (two days maximum) for two (2) Marvel employees (i.e. coach airfare, reasonable and respectable hotel, ground transportation, $200 per diem) to visit production, development or headquarter facilities annually, and to consult Marvel as the Licensed Articles are being prepared, so that there will be full opportunity for Marvel to deter Licensee from any use that would alter the successful concepts associated with the Property, including any new concepts Marvel fully develops for the Property. Licensee will consult with Marvel and submit for written approval every stage in designing the Licensed Articles regarding the utilization of the Characters and the Property and shall work with Marvel to obtain Marvel's creative input concerning the Characters and the Property and the overall look and direction of the Licensed Articles. In connection therewith, Licensee shall be faithful in the portrayal of the Characters to the basic conceptualization of the Characters and the Property as well as Marvel's most current style guide for such Characters. To this end, before the first display of any kind of the Licensed Articles or such other materials, but in no event later than the Product Development/Submission Date provided in Section 1(l), Licensee shall submit to Marvel's New York Office, to the attention of Senior Contracts Administrator, for written approval without charge, and in a form acceptable to Marvel, all rough designs, concepts and/or prototypes of each item, class, part or category of the Licensed Articles and/or with respect to any Character licensed hereunder. After such material has been approved by Marvel, and before any public display, Licensee shall further submit to Marvel's New York Office, to the attention of Senior Contracts Administrator, for written approval without charge, and in a form acceptable to Marvel, a pre-production sketch or model of each item, class, part or category of the Licensed Articles and/or with respect to any Character licensed hereunder. Any item submitted to Marvel shall be deemed disapproved unless the same shall be approved in writing within twenty (20) days of receipt of the item. Licensee shall have ten (10) business days from receipt of Marvel's disapproval (or approval subject to modifications) of any submission, to make such modifications as Marvel may request and to re-submit the so revised material to Marvel for its written approval. If Licensee fails to submit the modified materials for approval within said ten (10) business day period on three occasions, notwithstanding anything to the contrary contained in this Agreement, Marvel shall have the right to terminate this Agreement upon written notice with no cure period being required. Licensee's failure to comply with any of the provisions of this section shall be deemed a substantial and material breach of this Agreement and shall entitle Marvel to terminate this Agreement as set forth in Section 15(a) hereof.

(c) Revocation of Approval. In the event that the quality, appearance or style of any Licensed Article or Character previously approved by Marvel ceases to be acceptable to Marvel, Marvel shall have the right, in its sole discretion, to withdraw its approval of such Licensed Article and to require that Licensee redesign such Licensed Article in a manner consistent with Marvel's new policies. In the event of such withdrawal, Licensee shall as soon as practicable cease the production of the previously approved Licensed Article and shall have a four (4) month sell-off period for such Licensed Article.

(d) The Marvel logo (the size of the Marvel logo used shall be in Marvel's sole discretion), URL address for Marvel's website currently located at WWW.MARVEL.COM (or such other logo as Marvel designates), Marvel Comic subscription offer artwork, and a customer service toll free number shall be placed prominently on (a) outside packaging and (b) product (on product only if space permits, excluding toll free number) and Licensee's name, trade name (or a trademark of Licensee which Licensee has advised Marvel in writing that it is using) shall prominently appear on permanently affixed labeling on each Licensed Article and, if the Licensed Article is sold to the public in packaging or a container, printed on such packaging or a container so that the public can identify the supplier of the Licensed Articles. On soft goods, "permanently affixed" shall mean sewn on. On hard goods, "permanently affixed" shall mean molded into or printed on the product. On packaging, "permanently affixed" shall mean printed on the package. In addition, Licensee shall at its cost, simultaneously when

sending in samples, provide Marvel with hi-resolution digital photos (via CD or disk) of such Licensed Article SKU. Licensee shall advise Marvel in writing of all trade names or trademarks it is using on Licensed Articles being sold under this Agreement if such names or marks differ from your corporate name as indicated herein. Licensee shall also provide Marvel with all database information collected from users and consumers in connection with Licensed Articles and Licensee is required to create such database in accordance with all applicable laws so that Marvel may utilize the information at its option, including but not limited to providing consumers with an opt-in for (a) Marvel to send offers directly to such consumers and (b) allow Marvel to share this information with third parties. Licensee agrees that it shall maintain a toll-free number through which consumers can contact Licensee during normal working hours concerning the Licensed Articles.

(e) Compliance with Government and Industry Standards. Licensee represents and warrants that it will at all times comply with all applicable laws, regulations, rules and guidelines, including, but not limited to, product safety, food, environmental, health, drug, cosmetic, sanitary or other similar laws, and all voluntary industry standards relating or pertaining to the design, manufacture, sale, advertising, distribution or use of the Licensed Articles. Licensee shall fully cooperate with any regulatory agencies with jurisdiction over the Licensed Articles and shall procure and maintain in force any and all permissions, certifications and other authorizations from governmental and other authorities that may be required in relation thereto. In addition, Licensee represents and warrants that each Licensed Article shall comply with all applicable laws, regulations, rules, guidelines, voluntary industry standards and the most exacting safety standard or code, and shall bear any necessary safety marks. All of the foregoing laws, regulations, rules, guidelines and standards are collectively referred to as the "Acts and Standards."

9. INSPECTION AND APPROVAL

(a) Samples for Approval. The nature, quality, style and labeling of the Licensed Articles and the packaging, labels, advertising and promotional material therefor as well as any press releases or public statements involving the Licensed Articles or this Agreement, shall have the prior written approval of Marvel. To this end, before the first sale, distribution, display or release of any kind or in any media of the Licensed Articles or such other materials, Licensee shall submit to Marvel's New York Office, Submission for approval to Marvel's New York Office, the attention of Brand Assurance Department, for Marvel's written approval without charge, the number of samples specified herein for each unique Licensed Article manufactured hereunder upon completion of the first production, and each different piece of advertising, promotional, packaging and label material therefor as well as any proposed press releases or public statements involving this Agreement (the "**Associated Material**"). Licensee shall submit to Marvel, to the attention of: Brand Assurance Department, free of cost, for Marvel's written approval, thirty (30) samples of each unique Licensed Article upon completion of first production) and *each* different piece of Associated Material therefor prior to sale or publication. Licensee shall submit thirty (30) samples of each finished unique Licensed Article and each different piece of Associated Material annually thereafter, so long as it is being distributed by Licensee. During the Term, Licensee shall at its cost, simultaneously when sending final samples, provide Marvel with hi-resolution digital photos (via CD or disk) of each unique Licensed Article. Upon submission of each finished unique Licensed Article, Licensee shall submit each corresponding article's SKU number. All fees related to the shipment of samples, including but not limited to customs, duties, bonds, etc. shall be borne by the Licensee in advance. If samples are held up or in any way delayed as a result of the Licensee's acts or omissions and Marvel is required to action directly or through a third party in order to facilitate the release of such samples, Licensee shall pay to Marvel within ten (10) days of Marvel's request all out of pocket costs as well as a Five Hundred US Dollars ($500) administration fee for Marvel's processing of such samples. Marvel shall have the option upon written notice to Licensee

for an additional thirty (30) samples per year of any Licensed Article at no cost to Marvel. Any item submitted to Marvel shall be deemed disapproved unless the same shall be approved in writing within twenty (20) days of receipt of the samples. Licensee shall have ten (10) business days from receipt of Marvel's disapproval (or approval subject to modifications) of any submissions to make such modifications as Marvel may request) and to re-submit the so revised material to Marvel for its written approval. In the event, Licensee submits an item for approval and subsequently discontinues such item, it shall immediately notify Marvel in writing. If Licensee fails to submit the modified materials for approval within said ten (10) business day period on three occasions, Marvel shall have the right, notwithstanding anything to the contrary contained in this Agreement, to terminate this Agreement upon written notice with no cure period being required. After Licensed Articles or Associated Materials have been approved pursuant to this Agreement, Licensee shall not depart therefrom in any respect without Marvel's prior written consent. No approval of any submitted product or item by Marvel shall be construed to expand or enlarge the scope of the license granted hereunder. Licensee shall use reasonable efforts to make such changes as are reasonably requested by Marvel after an inadvertent approval or a change of conditions. Any product approval hereunder is only effective until the earlier of (i) 3 years or (ii) the expiration of the original Term of this Agreement (e.g. in the event of a three year old product or a renewal/extension of the Term such product approvals shall be resubmitted for refresh). In the event that this license involves the manufacture and/or sale of a food or drink product or a product intended for human use in the manner of a soap, shampoo, or a similar product, then it is an essential condition of this license, and Licensee covenants and agrees, that there shall not be the slightest departure from the quality or the formula approved by Marvel without the written consent of Marvel obtained in advance. Licensee's failure to comply with any of the provisions of this section shall be deemed a substantial and material breach of this Agreement and shall entitle Marvel to terminate this license as set forth in Section 15(a) hereof.

(b) Inspection. Marvel or its authorized agents or representatives shall have access to Licensee's and/or its manufacture(s) and/or its subcontract manufacturer(s) premises at any time, with no notice required, with the right to a full inspection of the production of the Licensed Articles in order to satisfy itself that its standards are maintained, and with the right to be supplied, on request, with a reasonable number of free samples of all Licensed Articles in preparation and the raw materials and ingredients used therein.

(c) Approval Limitation. Any and all approvals required by Marvel hereunder shall be valid only if in writing and signed by any employees of the Brand Assurance Department or other employees of Marvel designated in writing by the Brand Assurance Department. Licensee understands that no oral approval or written approval by any other employee may be relied upon or shall bind Marvel. Any reliance on any oral or written modification by any other employee shall be at Licensee's own detriment and risk. No comments or suggested or required changes, or approvals of any product by Marvel shall relieve Licensee of its complete responsibility for the safe design and manufacture of the Licensed Articles or the Associated Materials, or its obligation to defend and indemnify Marvel for any expense or loss it might suffer as a result of a claim made related to Licensed Articles or the Associated Materials, nor shall any approval of Marvel be considered an endorsement of the design or safety of the Licensed Articles or the Associated Materials, or an endorsement or warranty of its merchantability and/or fitness for any use.

(d) Testing. Prior to the initial distribution of any Licensed Articles and prior to any subsequent distribution of previously approved Licensed Articles, Licensee shall test each Licensed Article and submit the certification that such Licensed Articles conform to such Acts and Standards. Licensee shall provide Marvel and/or its designee with specific test data or laboratory reports to support its certifications. Without in any way limiting the foregoing, Licensee acknowledges and

agrees that no Licensed Article shall be distributed by Licensee until the above-described written certifications with respect to such Licensed Articles have been received by Marvel. Upon Marvel's request Licensee shall immediately provide Marvel with additional copies of the tests performed as set forth above.

(e) Production Facilities. Licensee agrees promptly to furnish Marvel with the addresses of Licensee's production facilities for the Licensed Articles and the names and addresses of the persons or entities, if any, which are manufacturing each of the Licensed Articles. Marvel shall have the right at any time during regular business hours to inspect any production facilities where any Licensed Articles are being manufactured.

10. INFRINGEMENT, INDEMNIFICATION AND INSURANCE

(a) Infringement of Property. Licensee shall promptly notify Marvel, in writing, of any imitations or infringements of the Property or the rights licensed hereunder which may come to Licensee's attention. Marvel shall have the sole right to determine whether or not any demand, suit or other action shall be taken on account of or with reference to any such infringements or imitations, and Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Marvel to do so. Marvel, if it so desires, may commence or prosecute any suits or make any such demands in its own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall cooperate with Marvel and in any manner that Marvel may request in connection with any such demands, suits, claims or other actions. If Marvel elects not to sue, Licensee may request permission to bring suit and, with written permission, may bring suit at its own expense, provided Licensee indemnifies Marvel against any loss or damage, including any loss or damage to reputation or goodwill, and provided that trial counsel is approved by Marvel, keeps Marvel fully informed, and further provided that Marvel shall have the right to assume control of the litigation at any time, but is thereupon responsible for its own further litigation expense. Nothing herein shall be construed as imposing any obligation upon Marvel to take action against any alleged infringer, nor to relieve Licensee from full compliance with any of the terms of this Agreement in the event that Marvel does not take such action.

(b) Infringement of Other Rights. In its use of the Property, or any element or portion thereof, Licensee shall exercise reasonable care, and shall cooperate fully with Marvel, to avoid infringing any rights found to be owned by others in the Territory. Upon learning of the existence or possible existence of rights held by others which may be infringed by the use of any element or portion of the Property under this Agreement, Licensee shall promptly notify Marvel in writing.

(c) Indemnification of Licensee. Marvel shall defend, indemnify and hold Licensee harmless of, from and against any charges, suits, damages, costs, expenses (including attorneys' fees), judgments, penalties, claims, liabilities or losses of any kind or nature whatsoever, which may be sustained or suffered by or secured against Licensee based upon or arising out of any actual or alleged trademark or copyright infringement arising solely out of the use by Licensee of the Property as authorized in this Agreement, provided that: prompt notice is given to Marvel of any such claims or suits and provided further that: Marvel shall have the option to undertake and conduct the defense and/or settlement of any such claims or suits and that Licensee cooperates with Marvel in the defense of any such claims or suits and Licensee acts to mitigate any damages, and that no settlement of any such claims or suits is made without the prior written consent of Marvel. In no event shall Marvel be liable for any consequential damages or loss of profits, which Licensee may suffer arising out of same, including those of any third party who may claim against Licensee. Marvel does not warrant any present or future commercial value of the Property.

(d) Indemnification of Marvel. Licensee shall defend, indemnify and hold Marvel, its parents, subsidiaries, associated and affiliated companies, harmless of, from and against any charges, suits, damages, costs, expenses (including attorneys' fees), judgments, penalties, claims, liabilities or losses of any kind or nature whatsoever, which may be sustained or suffered by or secured against Marvel in connection with the Licensed Articles, or based upon or arising out of any actual or alleged unauthorized use of any patent, trade secret, process, idea, method or device, or any copyright or trademark, other than under this Agreement, or the packaging, distribution, promotion, sale or exploitation of the Licensed Articles, any actual or alleged defect in the Licensed Articles or their packaging, whether latent or patent, including failure of said Licensed Articles or their packaging, distribution, promotion, sale or exploitation to meet any Federal, State or local, or other applicable laws or standards; or any other actual or alleged unauthorized action of Licensee, including a breach of any term of this Agreement.

(e) Insurance. Licensee shall obtain at its own expense and maintain during the Term of this Agreement and for three (3) years thereafter, general liability insurance including advertising, blanket contractual, product liability and completed operations liability coverages. In the event the Licensed Articles are books or other published materials or of an electronic nature such as software, computer programs, etc., Licensee also shall obtain at its own expense and maintain during the Term of this Agreement and for three (3) years thereafter (five (5) years if the policy form is claims made) multi-media liability insurance which provides coverage for claims arising out of the published material and shall include but not be limited to the allegations of defamation, copyright infringement, invasion of right of privacy, or other personal injury and breach of implied contract. All insurance must be provided by a recognized insurance company having a Best's Rating of no less than "A" providing adequate protection at least in the amounts specified in Section 1(k) for personal bodily injury and property damage for Marvel and also for Licensee. Said insurance shall be primary and non-contributory with respect to any insurance carried by Marvel. *Upon return to Marvel of Licensee's signed originals of this Agreement, Licensee shall furnish to Marvel's New York Office, to the attention of Senior Contracts Administrator, a certificate together with a completed CG 20 36 10 01 form evidencing that such insurance is in force, naming Marvel Entertainment, Inc., Marvel Characters B.V.., its subsidiaries, associated and affiliated companies as additional insured parties and providing that such coverage will not be canceled without at least thirty (30) days notice to Marvel.* Failure to provide the insurance certificate shall result in termination as per Section 15(f). *Said insurance coverage shall be effective as of the date first written above.* Any proposed change in the insurance policy(ies) affecting Marvel's coverage shall be submitted for review as to the policy compliance with the terms and conditions of this Agreement, to Marvel's New York Office, to the attention of Senior Contracts Administrator. The policy(ies) of insurance must be non-cancelable except after thirty (30) days prior written notice to Marvel's New York Office, sent to the attention of Senior Contracts Administrator. As used in Section 10(b) and (d), "Marvel" shall also include the agents, employees, assignees and any sponsor of Marvel, any advertising agency, and their respective officers, directors, agents and employees. This provision shall survive the termination or expiration of this Agreement.

11. WRITTEN MATERIAL/ARTWORK

(a) Licensee shall receive artwork from the Marvel's online style guides (the "Style Guide(s)") depicting the Property for use in the Licensed Articles for the mandatory fees specified in Section 1(j). The cost of providing copies of additional artwork, and the cost of both producing and providing copies of additional artwork, other than Style Guide artwork, which is specifically requested by and specifically prepared for Licensee or the reproduction thereof shall be paid by Licensee upon invoicing. Licensee understands that in the event any fees or royalties are due creators or artists as a result of certain artwork or story-lines, Licensee shall be responsible for the payment of such fees and/or royalties upon

invoicing. Payment of artwork and any fees associated therewith shall not be credited against any guarantee or other amount due Marvel. All invoices for artwork shall be paid by Licensee within ten (10) days of receipt. The failure or refusal of Licensee to timely furnish any such payment shall be deemed a substantial and material breach of this Agreement and shall entitle Marvel to terminate this Agreement as set forth in Section 15(a) hereof. During the Term, Licensee shall at its cost and upon Marvel's request, immediately provide Marvel a disk with any Property based hi-resolution written material and artwork created by Licensee, and/or a disk with any native, separately layered, digital files used for the creation of the Licensed Articles

(b) All written material and artwork involving the Property, or any reproduction thereof, and all copyrights therein shall, notwithstanding its use by Licensee, be and remain solely the property of Marvel and Marvel shall be entitled to use the same and to license the use of the same by others. Any reproduction or use of such written material and artwork shall be on a non-exclusive basis.

(c) Licensee shall obtain and promptly furnish to Marvel's New York Office, sent to the attention of Senior Contracts Administrator, on the form annexed hereto as Exhibit B, an Agreement signed by each person who creates, prepares or produces for or on behalf of Licensee (whether as an employee, an independent contractor or otherwise) any written material or artwork involving the Property or any reproduction thereof, stating that such written material or artwork is a work made for hire for Licensee under the U.S. Copyright Laws and acknowledging that such person has no copyright or other rights of any kind in or to such written material or artwork. Licensee shall be deemed to have automatically assigned to Marvel all copyrights in any materials created by or for Licensee in the Licensed Articles. Further, Licensee shall execute any instruments requested by Marvel to accomplish or confirm the foregoing assignment, and hereby irrevocably appoints Marvel as its attorney-in-fact to execute such instruments if Licensee does not do so.

12. PROMOTION

Marvel shall have the right, but shall not be under any obligation, to use the Property and/or the name of Licensee so as to give the Property, Licensee, Marvel and/or programs connected with the Property full and favorable prominence and publicity. If the Licensed Articles appear in film produced by or under authority of Marvel, there shall be no obligation by Marvel to discontinue use of such film or any part thereof at the expiration or termination of this Agreement and such continued use shall in no way be construed as an extension of the Term hereof or of this Agreement.

13. DISTRIBUTION AND ADVERTISING

(a) Licensee shall diligently and continuously use its best efforts throughout the entire Territory licensed hereunder and during the entire Term of this Agreement to distribute solely through the Channels of Distribution identified in Section 1(d)(ii) and sell the Licensed Articles, to make and maintain adequate arrangements for the distribution of the Licensed Articles, to promote and expand its sales hereunder to achieve the highest Net Sales practicably obtainable and to compete with any similar businesses, products or services. Licensee shall sell and distribute the Licensed Articles at a competitive price and not on an approval, tie-in, consignment or 'sale or return' basis, and only to jobbers, wholesalers and distributors for sale and distribution to retail stores and merchants, and to retail stores and merchants for sale and distribution direct to the public. Licensee shall also have the right to distribute and sell the Licensed Articles on home shopping television programs provided Marvel's prior written approval of the dates for the shows, and the Marvel product to be featured thereon, is obtained so that Marvel may avoid any conflicts with any previously scheduled home shopping television shows featuring Marvel product. Licensee shall not purchase third party website keywords or text link ads

(e.g. Google Adwords, Yahoo Search Marketing (SM), etc.) utilizing Marvel's intellectual property (e.g., Spider-Man, Marvel, etc.) without prior written approval from Marvel's legal department.

(b) Failure to submit for prior written approval the dates of the show or the product shall be considered a breach of this Agreement for which Marvel shall have the right, notwithstanding anything to the contrary contained in this Agreement, upon written notice to Licensee, to terminate Licensee's rights to distribute and sell the Licensed Articles on home shopping television programs. Licensee acknowledges that it has no right to and shall not, without prior written consent of Marvel, sell or distribute the Licensed Articles to anyone whose sales or distribution are or will be made for publicity, promotional or tie-in purposes, combination sales, premiums, giveaways, by direct mail, electronic sales (whether made through the Internet, a commercial online service or otherwise), vending machines, or similar methods of merchandising, or whose business methods are or are reported to be questionable. Licensee shall not sell any of the Licensed Articles at a price twenty-five percent (25%) or more below the Established Price for such Licensed Article, without obtaining Marvel's prior written consent, it being recognized that sales below such amount will result in disparagement of the Licensed Articles and/or Marvel.

(c) Licensee shall purchase and/or contribute to the Advertising and Promotion Commitment as specified in Section 1(i)(A). Licensee shall give Marvel two (2) months prior notice for the placement of each page of advertising. The amount of the Advertising and Promotion Commitment shall not be deducted from royalties owed Marvel, the Minimum Royalty Guarantee or applied to any trade discounts permitted under Section 5(a). The failure or refusal of Licensee to timely furnish any such payment shall be deemed a material breach of this Agreement and shall entitle Marvel to terminate this Agreement as set forth in Section 15(a) hereof, unless Licensee cures such breach completely by paying Marvel in cash any shortfall within ten (10) business days of receipt of Marvel's written notice of such breach and Licensee shall forfeit its right to place/run such advertisement. In addition, Licensee agrees to participate in the Common Marketing, Brand Integrity, and Talent Participation Fund (the "CMBIPF") in the amount provided in Section 1(i)(B) which is payable concurrent with the Advance specified herein (payment should be payable by separate wire and noted as CMBIPF for convenience). Licensee's CMBIPF payments shall be expended by Marvel and Marvel's designees in the amounts and in the manner Marvel deems most appropriate in order to provide support and protection to the overall program including, but not limited to: national or local advertising, marketing and promotion, market research, retail support of the Licensed Articles and/or Characters, or other Marvel properties, as well as inspections or other steps deemed by Marvel appropriate to combat counterfeiting and ensure protection of Marvel's intellectual property as well as anti-counterfeiting and brand protection activity, including, but not limited to legal and investigative fees, fees paid to customs or other governmental agencies, fees paid for monitoring infringements and/or enforcement of Marvel's intellectual property rights, security of the manufacturing and shipping chain or other product security methods Marvel may establish from time to time. Payment of CMBIPF shall not be credited against any guarantee or other amount due Marvel. Marvel does not ensure that Licensee or any other particular licensee will benefit directly or pro-rata from the operation of the CMBIPF. Marvel may apprise Licensee of the operations and proposed expenditures of the CMBIPF from time to time and seek Licensee's advice on how the CMBIPF monies relating to the Characters, the trademarks and/or the brand(s) should be spent but the final decision on how the CMBIPF monies are spent shall be determined by Marvel in its sole and absolute discretion. Licensee shall not be entitled to any audit rights with regard to the CMBIPF system, nor to consult, or participate in Marvel's administration of the CMBIPF, nor is Licensee entitled to itemized statements of how CMBIPF monies are disbursed, nor inspection of any books or records relating to CMBIPF disbursements. The failure or refusal of Licensee to timely furnish any such payment shall be deemed a substantial and material

breach of this Agreement and shall entitle Marvel to terminate this Agreement as set forth in Section 15(a) hereof.

(d) Blackout: Licensee shall not ship into retail accounts or otherwise distribute Licensed Articles utilizing any iteration of Spider-Man and/or the Spider-Man family of characters including by way of example as they appear in Marvel Super Hero Squad (collectively, "Blackout Characters") for six (6) months prior to the United States theatrical release date of a Spider-Man film (the "Blackout Window"). . Licensee acknowledges that it shall be responsible for insuring that Licensed Articles utilizing Blackout Characters are not sold, exploited, distributed or shipped into retail accounts or otherwise distributed by Licensee during the Blackout Window, and agrees that it shall be liable to Marvel for any damages as a result of its failure to comply with this prohibition. In the event that any Licensed Articles utilizing Blackout Characters are sold, exploited, distributed or shipped by Licensee during the Blackout Window, Marvel, in addition to all other options and remedies available to it hereunder, may immediately terminate this License Agreement on written notice. Such notice shall be effective when mailed to Licensee with no prior notice to Licensee being required. Marvel way waive the above restrictions in part or in whole, in its sole and absolute discretion. The Term with respect to the Blackout Characters shall be extended by the number of days the Blackout Window applies to such Blackout Characters. By way of example, if the expiration date is December 31, 2011 and a Spider-Man film's United States theatrical release date is June 30, 2011, the Licensee may not sell or exploit the Spider-Man Blackout Characters from January 1, 2011 through June 30, 2011 and the Term for the Blackout Characters shall be extended until June 30, 2012.

14. SALE TO MARVEL

(a) Licensee agrees to sell to Marvel the Licensed Articles at Licensee's cost for such Licensed Articles, and shall deliver the Licensed Articles to Marvel at Marvel's expense, and in any quantity Marvel orders, provided that (i) the Licensed Articles so purchased shall not be resold by Marvel and (ii) the Licensed Articles so purchased shall be on a royalty-free basis.

(b) In the event Marvel wishes to purchase the Licensed Articles for resale purposes, Licensee shall sell to Marvel the Licensed Articles in any quantity Marvel desires at no greater than Licensee's lowest wholesale selling price offered to third parties for such quantities, and Licensee shall pay royalties on all such sales to Marvel in accordance with the provisions hereof.

15. TERMINATION

(a) In the event of failure by Licensee to furnish the royalty payments and/or Royalty Reports required hereunder in accordance with Section 5 hereof or to timely pay the Minimum Royalty Guarantee payments in accordance with Section 5 of the Agreement, pay invoices in accordance with Section 11 and 13 of the Agreement, Marvel shall have the right to terminate this Agreement upon three (3) days' notice in writing, and such notice of termination shall become effective unless, within such three (3) day period, Licensee shall completely remedy the breach and furnish the required payments and/or Royalty Reports. Notwithstanding the foregoing, if Licensee fails to furnish the required payments and/or Royalty Reports more than twice within an eighteen (18) month period, Marvel shall have the right to terminate this Agreement immediately. In the event Licensee fails to submit materials or samples prior to production or sale of the Licensed Articles or the distribution of associated articles in accordance with Sections 8(b) and 9(a) hereof, failure by Licensee to obtain Marvel's written approval of the samples submitted by Licensee in accordance with Sections 8 & 9 hereof, or the failure to adhere to Section 3(b) or 16(e), this Agreement will automatically terminate with no prior notice to Licensee being required.

(b) Marvel shall have the right to terminate this Agreement upon ten (10) days prior notice upon the occurrence of any of the following events:

(i) If Licensee shall become insolvent or fail to pay its debts and obligations on a current basis or shall make an assignment for the benefit of creditors or become involved in a receivership, bankruptcy or other insolvency or debtor relief proceedings, or any similar proceedings, or in proceedings, voluntary or forced whereby it is limited in the free and unrestrained exercise of its own judgment as to the carrying out of the terms of this Agreement;

(ii) if Licensee shall cease to do business;

(iii) if Licensee shall attempt to assign, sublicense, hypothecate, mortgage, divide, otherwise encumber or transfer this Agreement and/or any of the license rights granted under this Agreement, except with Marvel's prior written consent in accordance with subsection 19(f) of this Agreement.

(iv) in the event that this Agreement is held invalid or unenforceable by the determination of any government or any court of competent jurisdiction;

(v) if any Licensed Articles become the subject of a recall, whether or not voluntary, by the Federal Consumer Product Safety Commission or any corresponding state or federal agency, Marvel shall also have the right to terminate under Section 15(a) in the event the product is not recalled);

(vi) if, in Marvel's opinion, Licensee's ability to perform under this Agreement is or will be impaired due to Licensee's financial inability to comply with its anticipated obligations under this Agreement; or

(vii) if Licensee tarnishes the goodwill of the Marvel intellectual property or the reputation of Marvel as a company, by, for example, and not by way of limitation, infringing or being accused of infringing third party intellectual property in connection with its use of the Marvel intellectual property.

(c) <u>Change in Control or Character of Licensee</u>.

(i) Definitions. For purposes of this subsection 15(c), the following definitions apply:

(a) "Parent" of the Licensee means any person or entity in control of the Licensee directly or indirectly through one or more intermediaries.

(b) "Change in Control" of the Licensee means (1) a transfer, in a single transaction or a series of transactions, of twenty-five percent (25%) or more of the then outstanding shares of common capital stock of Licensee or its Parent, or of the combined voting power of the then outstanding voting securities of the Licensee or its Parent entitled to vote generally in the election of directors of Licensee of its Parent; or (2) a transfer, in a single transaction or a series of transactions, of all or substantially all of the assets of Licensee or its Parent.

(c) "Change in Character" of the Licensee means (1) a transfer, in a single transaction or a series of transactions, of all or substantially all of the Licensee's assets

involved in the production, manufacture, and/or distribution of Licensed Articles (as defined in subsection 1(c) of this Agreement); or (2) a discontinuation or cessation of all or substantially all of Licensee's production, manufacture, and/or distribution of Licensed Articles.

(ii) It is understood that the grant of the license herein by Marvel is premised upon the present character and composition of Licensee's management and Licensee's general good standing and reputation in the business community, and is personal to Licensee. Marvel may terminate this Agreement if there is a Change of Control and/or Change of Character of Licensee if: (i) there is a transfer (by operation of law or otherwise), in a single transaction or a series of transactions of twenty-five percent (25%) or more in the direct or beneficial ownership of (a) the then outstanding equity of Licensee or its "Parent" (as defined below) or (b) the voting power of the then outstanding voting securities of the Licensee or of its Parent entitled to vote generally in the election of directors; or (ii) there is a transfer (by operation of law or otherwise), in a single transaction or a series of transactions, of all or substantially all of the assets of Licensee or its Parent (in each instance, a "Change of Control and/or Change of Character of Licensee"). If Marvel has reason to believe that a Change of Control and/or Change of Character of Licensee has occurred, Marvel may request, and Licensee shall provide, a statement certified by Licensee's principal executive officer stating whether or not a Change of Control and/or Change of Character of Licensee has occurred and addressing any other particulars reasonably requested by Marvel. If Licensee has reason to believe that such a Change of Control and/or Change of Character of Licensee has occurred or will occur in the reasonably foreseeable future or if Licensee or its Parent proposes to enter into such a Change of Control and/or Change of Character of Licensee transaction, Licensee shall give written notice thereof to Marvel. Within a reasonable time after receiving such notice, Marvel shall give Licensee written notice stating whether it approves or disapproves any such Change of Control and/or Change of Character of Licensee or proposed Change of Control and/or Change of Character of Licensee and, in the case of its disapproval thereof, whether it exercises its right of termination hereunder, if the Change of Control and/or Change of Character of Licensee has already occurred, or will exercise its rights of termination if the proposed Change of Control and/or Change of Character of Licensee is subsequently made. If Marvel approves of such Change of Control and/or Change of Character of Licensee and such Change of Control and/or Change of Character of Licensee actually occurs, a transfer fee will be immediately payable to Marvel in such an amount as Marvel may determine [but in no case less than 25% of the Minimum Royalty Guarantee, based upon such factors including, but not limited to: the Licensed Articles, the Minimum Royalty Guarantee, the royalty rate and the amount of the remaining Term. This fee will represent consideration to Marvel for, among other issues, Marvel's risk that sales or production may be delayed, approval and supervision of the use of the Property may be compromised, the possible risk associated with the new identity, relationships, credit standing, capabilities, and image associated with a new or altered Licensee, and Marvel's administrative expenses. The foregoing shall not limit in any way the right of Marvel, under Section 19(f), to disapprove assignments and other transfers (by operation of law or otherwise) of this Agreement and the rights hereunder.

(d) Trade Introduction. In the event of failure by Licensee to introduce the Licensed Articles to retail accounts constituting a majority of Licensee's anticipated Net Sales by the Trade Introduction Date provided in Section 1(m), Marvel shall have the right to terminate this Agreement upon thirty (30) days notice in writing, and such notice of termination shall become effective unless, within said thirty (30) day period, Licensee shall remedy the violation and comply with all conditions, and reasonably satisfy Marvel that it has done so.

(e) Diligent Distribution. If by the Consumer Introduction Marketing Date specified in Section 1(n) or if no such date is specified, within six (6) months after the effective date of this Agreement, or

thereafter if in any three (3) consecutive months, Licensee fails to manufacture and sell meaningful quantities of each item, class, part or category of the Licensed Articles within each country in the Territory, or fails to so manufacture and sell Licensed Articles using each of the Characters included in the Property, in each Language, Marvel, in addition to all other options and remedies available to it hereunder, will automatically terminate this Agreement with respect to any such item, class, part or category of the Licensed Articles and/or with respect to any Characters or Languages which have not been so used, sold and distributed with no prior notice to Licensee being required.

(f) Other Breach. Except as otherwise specifically set forth in this Agreement, if Licensee shall violate, breach or be in default of any of its covenants or obligations under this Agreement or shall use bad faith in carrying out the provisions of this Agreement, Marvel, in addition to all other rights, also shall have the right to terminate this Agreement upon fifteen (15) days written notice, and such notice of termination shall become effective within said fifteen (15) day period, unless Licensee shall completely remedy the violation and satisfy Marvel that all reasonable steps have been taken to prevent reoccurrence. Notwithstanding the foregoing, if Licensee violates, breaches or is in default of any of its covenants or obligations under this Agreement or shall use bad faith in carrying out the provisions of this Agreement more than twice within an eighteen (18) month period, Marvel shall have the right to terminate this Agreement immediately with no cure period.

(g) Other Licenses, Agreements and Properties. Licensee acknowledges and agrees that if Licensee violates any of its obligations under this Agreement, Marvel shall have the right to terminate any other License Agreement with Licensee (or any affiliate of Licensee). In addition, Licensee acknowledges and agrees that if Licensee violates its obligations under any other agreement (including, but not limited to invoices, payments, purchases or any other obligations) between Marvel and Licensee (or any affiliate of Licensee), or if Licensee (or any affiliate of Licensee) uses the Property or any part thereof beyond the scope of the license granted herein or uses any properties owned by Marvel which are not licensed to Licensee, Marvel shall have the right to terminate this Agreement. In either event, Marvel's right to terminate shall be effective upon ten (10) days notice in writing and such notice shall become effective unless Licensee shall completely remedy the violation within the ten (10) day period and satisfy Marvel that such violation has been remedied.

16. OBLIGATIONS ON EXPIRATION OR TERMINATION

(a) Reversion of Right. Immediately upon the expiration or termination of this Agreement for any cause whatsoever, all the rights granted to Licensee hereunder shall cease and revert to Marvel, who shall be free to license others to use any or all of the rights granted herein effective on and after such date of expiration or termination. To this end, Licensee will be deemed to have automatically assigned to Marvel upon such expiration or termination, all copyrights, trademark and service mark rights, equities, good will, titles and other rights in or to the Property and all adaptations, compilations, modifications, translations and versions thereof, and (except for Licensee's house mark) all other trademarks and service marks used in connection therewith which have been or may be obtained by Licensee or which may vest in Licensee and which have not already been assigned to Marvel. Licensee shall upon the expiration or termination of this Agreement execute any instruments requested by Marvel to accomplish or confirm the foregoing, and hereby irrevocably appoints Marvel as its attorney-in-fact to execute such instruments if Licensee does not do so. Any such assignment shall be without other consideration than the mutual covenants and considerations of this Agreement. In addition, upon and after such expiration or termination of this Agreement for whatever reasons, Licensee will, except as specifically provided in Section 16(f) hereof, forthwith refrain from further use of the Property or Marvel's name, or any further reference to any of them, direct or indirect, or of anything deemed by Marvel to be similar to the Property.

(b) Return of Material. Upon termination or expiration of this Agreement for any reason whatsoever, Licensee shall return to Marvel's New York Office, sent to the attention of Senior Contracts Administrator, all native, separately layered, digital files used for the creation of the Licensed Articles, all written material and artwork including but not limited to all reproductions, and all written material and artwork specially produced for Licensee by Marvel or others, whether or not paid for by Licensee.

(c) No Release. The termination or expiration of this Agreement shall not release any party of any obligation to pay any monies (or if applicable, pay in cash, the equivalent of any advertising commitments) that are owed or are owing or arose out of any transaction prior to the date of termination or expiration, and all royalties on sales or shipments theretofore made shall become immediately due and payable with no part of the Minimum Royalty Guarantee being repayable, and any balances of the Minimum Royalty Guarantee or any other payments owed or owing to Marvel shall be immediately due and payable.

(d) Pre-Expiration Sales Limitation. Ninety (90) days prior to expiration of this Agreement ("Pre-Expiration Period"), Licensee's sales or exploitation of the Licensed Articles shall be limited to no more than twenty five percent (25%) of the total number of Licensed Articles sold during the twelve (12) month period immediately prior to the Pre-Expiration Period ("Pre-Expiration Sales Cap"). In the event that Licensee sells or exploits the Licensed Articles in excess of the Pre-Expiration Sales Cap, the payment due Marvel on the excess sales shall be the Net Sales and such amount shall in no event apply against the Minimum Royalty Guarantee.

(e) Inventory. Fifteen (15) days before the expiration of this Agreement and, in the event of its termination, fifteen (15) days after receipt of notice of termination or the happening of the event which terminates this Agreement where no notice is required, a statement executed by an officer of Licensee certifying the number and description of the Licensed Articles in inventory or in process shall be furnished by Licensee to Marvel's New York Office to the attention of Senior Contracts Administrator. Marvel shall have the right to take a physical inventory to ascertain or verify such inventory and statement, and Licensee's failure to furnish such statement or the refusal by Licensee to submit to such physical inventory shall forfeit (with no cure opportunity) Licensee's ability to dispose of such Licensed Articles as provided in Section 16(f) hereof.

(f) Disposal. Concurrently with the delivery to Marvel of the inventory statement provided in 16(e) above, Licensee shall to deliver to Marvel in writing an offer to sell all of Licensee's inventory of finished and unfinished Licensed Articles to Marvel at Licensee's direct manufacturing costs thereof. If Marvel does not accept such offer within fifteen (15) days of receipt of written notice then, provided the Agreement has not been terminated, Licensee may after expiration of this Agreement, for the Post-Expiration Disposal Period specified in Section 1(o), except as otherwise provided in this Agreement, dispose of, at prices and terms no more favorable to any third party than those offered to Marvel, on a nonexclusive basis, and in compliance with all of the terms and conditions hereof, including Section 13, those Licensed Articles which are on hand or in process at expiration, provided royalties with respect to such Calendar Period are paid and Royalty Reports are furnished for such Calendar Period in accordance with Section 5 hereof. Royalties on Net Sales during the Disposal Period may not be applied against any unearned balance of the Minimum Royalty Guarantee. Licensee shall not be authorized to dispose of the excess inventory in the Disposal Period to the extent that it exceeds ten percent (10%) of the total number of Licensed Articles sold during the twelve (12) month period immediately prior to the Expiration Date without Marvel's prior written consent. Notwithstanding anything to the contrary herein, Licensee shall not sell or dispose of any Licensed Articles after termination of this Agreement pursuant to Section 15. In the event that Licensee sells or exploits the Licensed Articles

after the Post-Expiration Disposal Period the payment due Marvel on such sales shall be the Net Sales and such amount shall in no event apply against the Minimum Royalty Guarantee.

(g) Undisposed Licensed Articles. Upon expiration or termination of this Agreement, or upon the expiration of the period for disposal where permitted under the previous subsection, title to all remaining Licensed Articles, if any, and all tags, labels, packaging, advertising, promotional, and display materials, and all molds, plates, engravings and/or mechanicals used to make any of the Licensed Articles or any of the aforesaid materials, shall be deemed to have automatically vested in Marvel. Licensee shall immediately deliver such remaining Licensed Articles, materials, and items to any location chosen at Marvel's sole discretion, to the attention of Senior Contracts Administrator, at no expense to Marvel, and Marvel shall have the right to enter the business premises of Licensee and take possession of them or Licensee shall destroy such Licensed Articles, materials and items if so requested by Marvel, and shall furnish Marvel's New York Office, sent to the attention of Senior Contracts Administrator, with a certificate of destruction executed by an officer of Licensee.

17. REMEDIES

(a) General. In addition to the right to terminate, Marvel may, upon any default by Licensee, take whatever action it deems reasonably necessary to protect its rights and interests hereunder, and termination of this Agreement shall be without prejudice to any rights or remedies which Marvel may otherwise have against Licensee.

(b) Use after Termination, etc. Licensee acknowledges that its failure to cease the use of the Property or to cease sale or distribution of the Licensed Articles at the termination or expiration of this Agreement, except as expressly provided herein, will result in immediate and irreparable damage to Marvel and to the rights of any subsequent licensee. Licensee acknowledges and admits that there is no adequate remedy at law for such failure, and Licensee agrees that in the event of such failure, Marvel shall be entitled to injunctive relief and such other and further relief as any court with jurisdiction may deem just and proper.

(c) Interest, Damages and Cost. Without prejudice to any other rights of Marvel hereunder, time is of the essence regarding all payments due hereunder and Licensee shall pay interest on any audit claims, as well as on all delinquent payments hereunder, including, without limitation Minimum Royalty Guarantee payments, advertising, art or marketing fund payments, at twelve percent (12%), compounded annually and calculated from the date on which such payment was due. In addition, Licensee shall be solely responsible for any reduction in value of local currency resulting from untimely payments during any period after amounts payable to Marvel are due hereunder. In the event that Licensee is in breach or default of the Agreement, then Licensee shall be responsible for the damages and expenses caused Marvel thereby, including attorneys' fees, incurred by Marvel to enforce any of its rights hereunder, such as, for example, the seeking of a temporary restraining order or an injunction, or the obtaining of damages.

18. SUBCONTRACT MANUFACTURE

Licensee may utilize a third party subcontract manufacturer approved in writing by Marvel in connection with the manufacture and production of the Licensed Articles, provided that such subcontractor shall execute a letter in the form of Exhibit C attached hereto and by this reference made a part hereof. In such event, Licensee shall remain primarily obligated under all of the provisions of this Agreement. In no event shall any such subcontract manufacturer Agreement include the right to grant any further sublicenses. If any manufacturer utilizes the Property for any unauthorized purposes

Licensee shall cooperate fully in bringing such utilization to an immediate halt. If, by reason of Licensee not having supplied Exhibit C, Marvel makes any representation or takes any action and Marvel is therefore subject to any penalty or expense, Licensee shall fully compensate Marvel for any cost or expense Marvel may sustain.

19. GENERAL

(a) Integrity of Agreement. This Agreement contains and embodies the entire Agreement and understanding of the parties concerning the subject matter hereof. No warranties, representations, understandings, inducements, promises, guarantees, agreements or conditions, express or implied, not expressly contained herein, have been made or shall be enforceable by either party concerning the subject matter hereof or any relationship between the parties. Nothing contained herein shall be deemed an express or implied warranty on the part of Marvel that efforts to gain copyright, trademark or service mark registration will be successful, or that the Property has or will in the future have any commercial value, and it is understood that no liability shall attach to Marvel for any failure to secure such registration, nor shall there be any modification hereof for such reason.

(b) Relationship Between the Parties. The relationship between the parties hereto is that of licensor and licensee, and this Agreement is not to be construed as creating a partnership, joint venture, master-servant, principal-agent, or other relationship for any purpose whatsoever. Except as may be expressly provided herein, neither party may be held for the acts either of omission or commission of the other party, and neither party is authorized to or has the power to obligate or bind the other party by contract, Agreement, warranty, representation or otherwise in any manner whatsoever.

(c) Force Majeure. Licensee and Marvel shall be released from their obligations hereunder and this Agreement shall terminate with respect to such territory, field or part thereof as to which governmental regulations or other causes arising out of a state of national emergency renders performance impossible, for a period of more than ninety (90) days, and one party so informs the other in writing of such causes and its desire to be released. In such event, all royalties on sales theretofore made with respect to such territory, field or part shall become immediately due and payable to Marvel. In addition, the Minimum Royalty Guarantee, prorated until the time of termination, or all Advance and Minimum Royalty Guarantee payments made to Marvel as of the date of the Force Majeure event shall become retained or become due and/or payable, as applicable, to Marvel. No part of the aforementioned payments shall be repayable to Licensee.

(d) Mailing Addresses. All notices, reports and statements to be given and all payments to be made hereunder, shall be given or made by hand delivery, email, first class, Registered or Certified mail, or Federal Express or any overnight delivery service providing notice of receipt at the address of Licensee set forth above with notice to Marvel to the attention of Marvel's affiliate legal department to Marvel Entertainment, Inc. 417 Fifth Avenue, Mezzanine, New York, NY 10016, unless notification of a change of address is given in writing. The date of applicable tracking information (tracking information, post-mark, email confirmations) shall be deemed the date the notice, report or statement is given. The mailing of a notice by Registered or Certified mail shall constitute notice hereunder even in the event of refusal to accept by addressee.

(e) Survival and Separability. Notwithstanding anything to the contrary herein, all provisions hereof are hereby limited to the extent mandated by any applicable law or decisions. If any one or more paragraphs, clauses or other portions hereof should ever be determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction or be illegal, invalid or invalidated or unenforceable within any jurisdiction by reason of any existing law or statute, then to that extent and within the

jurisdiction in which it is illegal, invalid or unenforceable it shall be limited, construed or severed and deleted herefrom, and the remaining extent and/or remaining portions hereof shall survive, remain in full force and effect and continue to be binding and shall not be affected except insofar as may be necessary to make sense hereof, and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

(f) Assignment or Sublicense. This Agreement and the license rights granted hereunder are personal to Licensee and shall not (by operation of law or otherwise) in any manner whatsoever be assigned, sublicensed, hypothecated, mortgaged, divided, encumbered or otherwise transferred (by operation of law or otherwise) by Licensee to or with any other person or entity without Marvel's prior written consent which it may withhold in its sole discretion but no such assignment by Licensee shall release Licensee from any of its obligations or liabilities hereunder. This Agreement and the provisions hereof shall be binding at all times upon and inure to the benefit of the parties hereto, their successors and permitted assigns. Any attempted assignment, hypothecation, mortgage, division, encumberance or other transfer, by Licensee to any third party, of this Agreement and/or any of the license rights granted under this Agreement, in violation of the provisions of this subsection shall be void ab initio and such third party shall obtain no rights by reason thereof.

(g) Construction and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York applying to contracts fully executed and performed in New York. Licensee agrees to submit to exclusive jurisdiction in the courts (both Federal and State) of New York County for any action brought by Marvel or Licensee hereunder, to bring no action or proceeding in any other Court or tribunal, and Licensee further agrees to accept service of process by FedEx or comparable delivery service at its above written address, and Licensee also designates the Secretary of State of New York and the state of Licensee's incorporation to accept service of process by mail on behalf of Licensee. Marvel shall be entitled to recover its reasonable costs, including reimbursement of legal fees, in any proceeding in which it is the prevailing party. The titles and headings of the sections, subsections and other divisions of this Agreement are inserted merely for convenience and identification and shall not be used or relied upon in connection with the construction or interpretation of this Agreement.

(h) No Waiver. No amendment to this Agreement shall be effective and none of the provisions hereof shall be deemed to be waived or modified, nor shall they be renewed, extended, altered, changed or modified in any respect except by an express agreement in writing duly executed by the party against whom enforcement of such waiver, modification, etc. is sought. No such writing shall be effective against Marvel unless signed on behalf of Marvel by Isaac Perlmutter, Alan Fine or their designee in writing. Licensee may not rely on the apparent authority of any representative of Marvel in order to take or refrain from taking any action under this agreement, nor may Licensee take or refrain from taking any action in the absence of a writing signed by Isaac Perlmutter, Alan Fine or their designee in writing. The failure of either party hereto to object to the failure on the part of the other party to perform any of the terms, provisions or conditions hereof or to exercise any option herein given or to require performance on the part of the other party of any term, provision or condition hereof, or any delay in doing so, or any custom or practice of the parties at variance therewith, shall not constitute a waiver or modification hereof or of any subsequent breach or default of the same or a different nature, nor affect the validity of any part hereof, nor the right of either party thereafter to enforce the same, nor constitute a novation or laches.

(i) Ethics. Licensee agrees that no part of the consideration paid pursuant to this Agreement shall be offered, paid or payable, directly or indirectly, to any governmental official, political party or official thereof, or any candidate for political office, for the purpose of influencing any act or decision of

such person or party or inducing such person or party to use his or its influence to affect or influence any act or decision of any national, state or local government or instrumentality thereof. For the purposes of this Section (i), the term "governmental official" shall include any officer or employee of a national, state or local government, or any department, agency or instrumentality thereof, or any person acting in an official capacity of or on behalf of such government or department, agency or instrumentality.

(j) Prevailing Languages. In the event of any conflict of interpretation between this Agreement and any translation, the original English version shall prevail.

(k) Code of Conduct. Licensee agrees, on its own behalf and on behalf of any suppliers/third parties/manufacturers ("Third Party Vendors") (i) it shall, at its cost, enroll in, and comply with, all requirements of the Customs-Trade Partnership Against Terrorism ("C-TPAT") and (ii) wherever located, it shall ensure that no child labor will be used in the performance of this Agreement whatsoever. For this purpose, a "child" shall refer to any person younger than 15 (or 14 where local law allows) or, if higher, the local legal minimum age for employment or the age for completing compulsory education. Third Party Vendors that are young persons or that are employing young persons who do not fall within the definition of "children" will also comply with any laws and regulations applicable to such persons. Additionally, all employees will be provided with a safe and healthy workplace environment, and all employees will work on a voluntary basis, and shall not be subject to physical or mental punishment of any kind. Licensee and all Third Party Vendors shall respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference. Further, Licensee and all Third Party Vendors shall comply with all local laws, including but not limited to, applicable wage laws and fair employment practices including the practice of non-discrimination on the basis of race, religion, national origin, political affiliation, sexual preference, or gender. Licensee and all Third Party Vendors will, at a minimum, comply with all applicable wage and hour laws and regulations, including those relating to minimum wages, overtime, maximum hours, piece rates and other elements of compensation, and provide legally mandated benefits. Licensee and Third Party Vendors will further comply with all applicable environmental laws and regulations. Licensee and Third Party Vendors shall submit to reasonable on-site inspections conducted by Marvel or its designated representative, to ensure compliance with all of the provisions of this Section.

(l) Express Reservation of Right to Be Bound Only by Fully Executed Document. The parties expressly reserve the right to be bound only by an agreement in writing and signed by all parties. Notwithstanding the preceding sentence, no writing shall be effective from Marvel unless signed in writing by an authorized Marvel executive limited to the following individuals: Isaac Perlmutter, Alan Fine or their designee in writing. No preliminary or oral agreements will be considered an enforceable contract.

20. LIMITATION OF LIABILITY

MARVEL'S CUMULATIVE LIABILITY, IF ANY, AND LICENSEE'S OR ANY OTHER PARTY'S SOLE AND EXCLUSIVE REMEDY FOR DAMAGES FOR ANY LOSS OR DAMAGES RESULTING FROM ANY CLAIMS, DEMAND, OR ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED THE MINIMUM ROYALTY GUARANTEE PAYMENTS PAID TO MARVEL HEREUNDER. IF NO MINIMUM ROYALTY GUARANTEE PAYMENT WAS PAID, MARVEL SHALL HAVE NO LIABILITY FOR DAMAGES OF ANY KIND. IN NO EVENT SHALL MARVEL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND, OR FOR THE LOSS OF ANTICIPATED PROFITS OR FOR BUSINESS INTERRUPTION, EVEN IF MARVEL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES AND REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE.

21. WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM

LICENSEE HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUMMARY OR OTHER ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, AND ANY CLAIM FOR INJURY OR DAMAGES. LICENSEE ALSO HEREBY WAIVES ALL RIGHT TO ASSERT OR INTERPOSE A COUNTERCLAIM IN ANY PROCEEDING OR ACTION BROUGHT BY MARVEL AND SHALL BRING A SEPARATE ACTION TO ASSERT SUCH COUNTERCLAIM.

IN WITNESS WHEREOF, and intending to be legally bound thereby the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

MARVEL CHARACTERS B.V.

By: [signature]
Name: ISAAC PERLMUTTER
Title: Authorized Representative
Date: NOV 14 2009

SPONGE TECH

By: [signature] Michael Metter
Name: Michael V. Metter
Title: President
Date: 10/11/2009

Attachments:

- Exhibit A: Royalty Report Form
- Exhibit B: Work Made For Hire Letter Form
- Exhibit C: Subcontract Manufacturer Letter Form

EXHIBIT A

Accounting statements with Royalties shall be sent via wire transfer to: Bank: HSBC Bank USA, Beverly Hills, CA 90210, Branch: HSBC Bank USA, 445 N. Bedford Drive, Beverly Hills, Ca 90210, Account Name: Marvel Characters B.V., Account # 178-786527, ABA# 122240861, IF WIRE IS TO BE MADE VIA SWIFT OR CHIPS WIRE SERVICES: Swift Code #: HSBCUS33. Reference: 35977.; with a copy of reports to Accounts Receivable, c/o Marvel Entertainment, Inc., 417 Fifth Avenue, Mezzanine, NY, NY 10016.

MARVEL CHARACTERS B.V. ROYALTY REPORT

Contract #: 35977

Licensee Name: Spongetech Delivery System, INC.

Contact Person: Barry Kolevzon

Phone Number: 347-226-7205 (Direct line)

Fax Number: 212-695-9342

All Character Codes:

Period Covered: From: 11/4/09 To: 12/31/2011. except. as noted in 13(d)

ROYALTY INFORMATION

SKU #	Article Descrip.	Character	Territory	Movie/TV Series/ Comic Book	Units Sold	Unit Price By Item	Gross Sales	Less Actual Deductions	Net Sales	Merch Royalty%	CMF Royalty% (If Applicable)	Merch. Royalty	Exchange Rate	Merchandise Royalty Earned (USD)	CMF Royalty Earned (If Applicable)

Total Royalties Earned __________

Less Unrecouped Advance __________

Balance Due Marvel __________

Prepared By: __________ (please print)

Check enclosed for $ __________

Wire of sent on (date): __________ In the amount of $__________

REMIT COPY OF WIRE RECEIPT TO: Accounts Receivable, c/o Marvel Entertainment, Inc., 417 Fifth Avenue, Mezzanine, NY, MY 10016

AGREEMENT made this __ day of ____, 200___, by and between _____________ residing at_____________________________(herein "Supplier") and _______________________ residing at ____ (herein "Licensee").

Licensee has been granted rights by Marvel Characters B.V. (herein "Marvel") to produce and/or market certain goods and services based upon and utilizing literary and/or artistic properties owned by Marvel. Licensee wishes to order or commission either written material or artwork from Supplier. Marvel has informed Licensee that Marvel will permit the preparation of such written material or artwork only if it is commissioned from Supplier on a work made for hire basis as described below:

THEREFORE, the parties agree as follows:

In consideration of Licensee's commissioning and ordering from Supplier written material or artwork and paying therefore on behalf of Marvel, Supplier acknowledges, agrees and confirms that any and all work, writing, artwork material or services, including without limitation, any writings, artwork, drawings, stories, scripts, character designs, plots, pencils, templates, photographic, graphic or computer-generated material or the like already produced or to be produced by Supplier for Licensee on behalf of Marvel involving, based upon, utilizing, derived from, incorporating or referring to any properties, characters or materials owned by Marvel, have been and will be specially ordered or commissioned by Licensee, on behalf of Marvel, for use as a work made for hire pursuant to the United States Copyright Act, including, but not limited to, use as a contribution to a collective work (hereinafter, the "**Work**"), and that the Work was produced under the supervision and control and pursuant to the direction of Licensee on behalf of Marvel. Supplier expressly agrees to waive, or if such rights cannot be waived, agrees never to assert any moral rights in the Work. If for any reason, the Work produced by Supplier hereunder shall not be deemed a "work made for hire", Supplier hereby also expressly grants to Marvel forever all worldwide rights of any kind and nature in and to the Work and agrees that as between Supplier, Licensee and Marvel, Marvel is the sole and exclusive copyright proprietor thereof throughout the world. Additionally, Supplier perpetually agrees (i) not to contest Marvel's exclusive, complete and unrestricted ownership in and to the Work, (ii) not to claim any ownership in the Work, (iii) not to use or exploit or claim the right to use or exploit the Work in any manner, and (iv) not to object to any exploitation or use of the Work or to any changes, modifications, or revisions to the Work made by or on behalf of Marvel.

Supplier agrees and acknowledges that Marvel shall have the right, but not the obligation, to use Supplier's name in connection with the Work and/or any rights granted hereunder, without compensation to Supplier. However, Marvel and Licensee shall not present Supplier, in Marvel's judgment, as endorsing any goods or services, or use Supplier's name on any goods or services that are not directly connected with the Work without Supplier's prior written consent.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and to the benefit of Marvel, and their respective heirs, successors, administrators and assigns.

In WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Supplier:		Licensee:	
By:	______________	By:	[signature]
Name:	______________	Name:	Michael L. Metter
Title:	______________	Title:	President/CEO
Date:	______________	Date:	10/11/2009

Exhibit C 35977

Dated

Marvel Characters B.V.
9242 Beverly Boulevard, Suite 350
Beverly Hills, CA 90210

This letter will serve as notice to you that pursuant to Section 18 of the License Agreement dated _____________ between you and _________, we have been engaged as the subcontract manufacturer for _______________ in connection with the manufacture of the Licensed Articles defined in the aforesaid License Agreement. We hereby acknowledge that we have received a copy and are cognizant of the terms and conditions set forth in said License Agreement and hereby agree to be bound by those provisions of said License Agreement which are applicable to our function as manufacturer of the Licensed Articles, including but not limited to the right of Marvel, pursuant to Section 5(e) of the License Agreement, to examine our Books of Account Records with respect to the manufacture of the Licensed Articles. It is understood that this engagement as subcontract manufacturer is on a royalty-free basis, and that we have no right to sublicense or subcontract thereunder.

We understand that our engagement as the subcontract manufacturer for __________ is subject to your approval. We request, therefore, that you sign in the space below, thereby showing your acceptance of our engagement as aforesaid.

Very truly yours,

SpongeTech Delivery Systems, INC.
(Manufacturer)

By: [signature]

Name: Michael L. Metter

Title: President - CEO

Date: 10/11/2009

Accepted:

Marvel Characters B.V.

By: [signature]

Name: ISAAC PERLMUTTER

Title: Authorized Representative

Date: NOV 14 2009